UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2022

XERIANT, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54277	90-1790910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Innovation Centre 1 3998 FAU Boulevard, Suite 309 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 491-9595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12b of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Effective April 2, 2022 (the “Effective Date”), Xeriant, Inc. (the “Company”) entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Movychem s.r.o., a Slovakian limited liability company (“Movychem”) setting forth the terms for the establishment of a joint venture (the “Joint Venture”) to develop applications and commercialize a series of flame retardant products in the form of polymer gels, powders, liquids and pellets derived from technology developed by Movychem under the name Retacell™. The Joint Venture is organized as a Florida limited liability company under the name Ebenberg, LLC and is owned 50% by each of the Company and Movychem.

 The management and control of the Joint Venture is exclusively vested in a management committee (the “Management Committee”) which consists of five members two of whom are appointed by the Company, two of whom are appointed by Movychem and one of whom (the “Independent Member”) is appointed by mutual agreement of the parties. The Independent Member serves for a period of six months for the first two terms with each of the subsequent terms to be for a period of 12 months.

For its capital contribution to the Joint Venture, pursuant to a Patent and Exclusive License and Assignment Agreement (the “Patent Agreement”), Movychem is transferring to the Joint Venture all of its interest to the know-how and intellectual property relating to Retacell exclusive of all patents, and the Company is contributing the amount of $2,600,000 payable (a) $600,000 at the rate of $25,000 per month over a 24 month period and (b) $2,000,000 within five business days of a closing of a financing in which the Company receives net proceeds of at least $3,000,000 but in no event later than six months from the Effective Date. At such time as the Company makes its $2,000,000 payment (and assuming the Company is current with its then monthly capital contributions), pursuant to the Patent Agreement, Movychem will transfer all of its rights, title and interest to all of the patents related to Retacell for an amount equal to aggregate cash contributions of the Company to the Joint Venture plus 40% of all royalty payments received by the Joint Venture for the licensing of Retacell products. Pending assignment of the patents to the Joint Venture, pursuant to the Patent Agreement, Movychem has granted to the Joint Venture an exclusive worldwide license under the patents.

Concurrently with the execution of the Joint Venture Agreement, the Joint Venture has entered into a Services Agreement (the “Services Agreement”) with the Company pursuant to which the Company will provide to the Joint Venture technical services related to the exploitation of the Retacell intellectual property and corporate, marketing. business development, communications and administrative services as requested by the Joint Venture in exchange for 40% of all royalty payments received by the Joint Venture for the licensing of Retacell products.

Under the Joint Venture Agreement, the Company has agreed to grant to certain individuals affiliated with Movychem five-year warrants (the “Warrants”) to purchase an aggregate of 170,000,000 shares of the Company’s common stock at an exercise price of $0.01 per share with vesting depending on the satisfaction of various milestones as described therein.

The Joint Venture Agreement grants to Movychem the right to dissolve the Joint Venture in the event that the Company fails to make any of its capital contributions in which case the Joint Venture will be required to grant back to Movychem all joint venture intellectual property and the assignment to Movychem of any outstanding licenses. Additionally, the Services Agreement will be amended to provide that the 40% of royalties to be paid by to the Company will be limited to licensees who were first introduced to the Joint Venture or Movychem, as the case may be.

The foregoing summaries of the Joint Venture Agreement, the Patent Agreement, the Services Agreement and the Warrants do not purport to be complete and are qualified in their entirety by the terms and conditions set forth in the forms thereof which will be attached as exhibits to the Company’s next periodic filing.

Item 3.02. Unregistered Sales of Equity Securities. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

Reference is made to the discussion in Item 1.01 with respect to the issuance of the Warrants. The Warrants are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 8.01. Other Events

On April 4, 2022, the Company issued a press release with respect to the Joint Venture Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

99.1	Press Release dated April 4, 2022 relating to the Joint Venture Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XERIANT, INC.

Date: April 2022	By:	/s/ KEITH DUFFY
Keith Duffy, Chief Financial Officer

3